Exhibit 99.1

01-Apr-2015

Impac Mortgage Holdings, Inc. (IMH)

Q4 2014 Earnings Call

CORPORATE PARTICIPANTS

Justin R. Moisio	William S. Ashmore
VP, Corporate & Investor Relations	President

Joseph R. Tomkinson	Todd R. Taylor
Chairman & Chief Executive Officer	Executive Vice President & Chief Financial Officer

OTHER PARTICIPANTS

Jim J. Fowler	Michael C. Salzhauer
Harvest Capital Strategies, LLC	Benjamin Partners, Inc.

Daniel H. Baldini
Oberon Asset Management LLC

MANAGEMENT DISCUSSION SECTION

Operator:  Ladies and gentlemen, thank you for standing by and welcome to the Impac Mortgage Holdings Year End 2014 Earnings Call.  During the presentation, all participants will be in a listen-only mode.  Afterwards, we will conduct a question-and-answer session.  [Operator Instructions] As a reminder, this conference is being recorded today, Wednesday, April 1, 2015.

I’d now like to turn the conference over to Justin Moisio, Vice President, Investor Relations.  Please go ahead, sir.

Justin R. Moisio

VP, Corporate & Investor Relations

Good morning, everyone.  Thank you for joining Impac Mortgage Holdings year end 2014 conference call.

During this call, we will make projections or other forward-looking statements in regards to but not limited to GAAP and taxable earnings, cash flows, interest rate risk and mortgage risk exposure, mortgage production, and general market conditions.  I would like to refer you to the business risk factors in our most recently filed Form 10- K under the Business Securities Act of 1934.

These documents contain and identify important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements.  This presentation, including outlook and any guidance, is effective as of the date given and we expressly disclaim any duty to update the information herein.

I would like to get started by introducing Joe Tomkinson, Chairman and CEO of Impac Mortgage Holdings.

Joseph R. Tomkinson

Chairman & Chief Executive Officer

Good morning.  Welcome and thank you for joining our year end 2014 earnings call.  With me is Bill Ashmore, our President; Todd Taylor, our Chief Financial Officer, and Ron Morrison, our General Counsel.

As a result of our recent acquisition of the CashCall mortgage operations, we intend to spend the majority of this call on our strategies and outlook for 2015.  However, prior to that, I’ll begin with a brief recap of the financial results for 2014.

For the fourth quarter 2014, the company reported a net loss of $2.2 million or $0.23 diluted common share, as compared to net loss of $1.2 million or $0.13 per share for the third quarter 2014.  For the year ending 2014, the company reported net loss of $6.3 million or $0.68 per share, as compared to a net loss of $8 million or $0.94 for 2013.

In the fourth quarter of 2014, our total originations increased 20% to $1.1 billion from $923.6 million in the third quarter of 2014.  Total originations increased to $2.8 billion in 2014, as compared to $2.5 billion in 2013.  The increase in lending volume was primarily due to the bulk purchases from CashCall, which I will discuss later on this call.

In the corresponding channel, the three key metrics we use to analyze this channel have all increased.  These key metrics are total clients, the submitting clients and the funding clients.  We continued to add customers in the fourth quarter and we received submissions from more customers in the fourth quarter versus the third quarter, and our percentage of funding clients also increased in the fourth quarter as compared to the third quarter.

In the fourth quarter of 2014, wholesale volumes remained pretty much flat as compared to the third quarter.  However, we are now focus on increasing deliveries by our top tier brokers to increase the channel’s production volumes and quality, which will create a more stable production in this channel moving forward.

These key initiatives for increasing multiple loan deliveries by our top tier brokers in the wholesale channel along with a higher customer utilization rate in the correspondent operations will be driving our sales strategies in 2015.  Both of these key metrics will not only increase volumes, but it will decrease the overall expenses and increase our net margins in the business-to-business mortgage lending divisions.

With the large concentration of correspondent volumes, gain on sales margins decreased in the fourth quarter of and that’s because correspondent margins are lower than other origination channels.  However, the correspondent channel operates at a much lower cost to originate with substantially lower expenses and a much higher level of efficiencies.  As previously mentioned, moving forward, the large volume of CashCall loans that were delivered to our correspondent channel will now be delivered to our retail lending channel.

As part of our current strategy, we continue to sell servicing.  And as a result, you will continue to see the servicing income fluctuate month over month.  Due to the servicing sales in the fourth quarter of 2014, our servicing income decreased by about $100,000 to $813,000.  However, these sales generated cash of $23 million and this provided us the added liquidity to expand our mortgage operations.

Real estate service revenues increased to $3.4 million in the fourth quarter of 2014, as compared to $3.2 million in the third quarter of 2014, but decreased as compared to $4.9 million in the fourth quarter of 2013.  The decline in revenue is primarily due to the expected decline in mortgage portfolio as we have previously reported.

In our long-term mortgage portfolio, despite the decline in the outstanding balances of the portfolio, the residuals continue to generate better than expected cash flows of $2.3 million in the fourth quarter of 2014 and $9.9 million in 2014, as compared to $2 million in the third quarter of 2014 and $6.8 million in 2013 and we believe this is due to our continued real estate service activity.  While the company rebuilds its mortgage origination volumes, the residual income from its long-term mortgage portfolio is and will continue to be an important part of the company’s cash flows for the foreseeable future.

Now, I’d like to talk about the recently completed acquisition of the CashCall mortgage operations and our strategy on a go-forward basis.  In the first quarter, we finalized the acquisition of CashCall’s residential mortgage operations.  CashCall’s residential mortgage operations, which include the complete origination platform, systems and personnel, and will operate as a separate division of the Impac Mortgage Corporation under a DBA under the name CashCall Mortgage.  This division will continue to operate as a centralized call center that utilizes our marketing platform to generate customer lease through the Internet and the call center.

In late 2013, when we sold off our retail brick-and-mortar lending platform, we cited the importance of having a highly centralized and scalable mortgage lending operation.  We felt and continue to feel very strongly that this was a correct approach.  Adding CashCall Mortgage to Impac’s production channels gives the company a retail mortgage operation, which is centralized, extremely efficient and gives us greater control over the ever increasing regulatory compliance standards in the mortgage industry today.

This acquisition fits perfectly within our origination strategy.  This is a matter of reference and efficiency and this is based on the latest available information from the MBA metrics for loans funded per loan officer and total operational personnel, CashCall Mortgage operates approximately twice as efficient compared to the industry average of funded loans per total operational person and funded loans per loan officer.

With the addition of CashCall Mortgage, we have a scalable centralized retail platform that is able to efficiently expand and retract during market fluctuations.  By using its marketing to generate leads internally, we expect CashCall to be able to compete with some of the largest Internet lenders across the nation.  In addition, we intend to leverage the same marketing platform to expand the volumes of Impac’s new AltQM products, as well as its government loan products such as FHA and VA.  CashCall Mortgage will also be able to make use of our state licenses to expand its national lending footprint into more than 40 states.

Prior to the completion of the acquisition, CashCall was licensing just 11 states.  However, within the next 60 days, we expect that based on states in which Impac is currently licensed, CashCall will begin operating in additional 30 states.  This expanded national lending footprint combined with access to the Impac loan products will unlock significant opportunities to greatly diversify CashCall Mortgage’s loan production, increase the overall total production.

With the expansion in an additional 30 states, the marketing will now be nationwide.  A nationwide marketing campaign is much more cost effective and efficient than having to target a smaller number of states for marketing campaigns.  This will reduce the overall cost of marketing in a nationwide footprint as opposed to just regional costs.

Our strategies across the board are already yielding significant results.  Total origination volume in the first quarter was approximately $2.3 billion.  This is more than double of the $1.1 billion in total originations in the fourth quarter of 2014.  Of the $2.3 billion in total originations, approximately $1.4 billion was through the CashCall Mortgage retail channel, which significantly increased our profit margins.  In the fourth quarter 2014, our retail originations contributed only 2% to our total origination volumes.

In the first quarter of this year, wholesale originations increased dramatically to $279 million, as compared to the fourth quarter originations of the $159 million.  We expect this trend will continue primarily due to market share  gain with the expansion of our sales coverage.  The percentage of customers delivering multiple loans per month continues to increase month-over-month.

As we expected, the volume in the correspondent division decreased to approximately $595 million in the first quarter, and this was a result of the CashCall Mortgage volume being moved from our correspondent channel over to our retail channel upon the acquisition.  However, what is most important to note is our core correspondent business’s volume continues to increase month-over-month and as at quarter end we expect it will be over $180 million per month and growing.

By having an efficient retail channel, we believe it will complement the wholesale and correspondent businesses by lowering the overall margins and costs for mortgage lending. (sic) [and correspondent businesses by increasing the overall margins for mortgage lending.] (13:28).  We anticipate that these channels will continue to see a steady growth month-over-month as a result of the increased pipeline growth that both channels have recently enjoyed due to the market share expansion.

As of March 31, 2015, our total pipeline was $1.3 billion with a locked pipeline of $650 million and this compares to a total pipeline of $750 million and a locked pipeline of $297 million at the end of the fourth quarter of 2014.

Consistent with our strategy to expand the total originations, the company also rolled out its non-QM loan programs last August marketed as the AltQM and we funded its first originations during the third quarter.  In the first quarter of 2015, the company’s AltQM pipeline was approximately $50 million and we expect to build on this pipeline throughout 2015.  The predominance of AltQM originations are always in our wholesale channel.  But during the beginning of the fourth quarter, the correspondent channel received commitments from several large retail originators to rollout our AltQM loan products over the next several months.  And additionally, with the acquisition of CashCall Mortgage, the AltQM loan products will now be actively marketed and originated through our retail consumer platform.

As part of our strategy to take advantage of attractive servicing pricing, we sold approximately $760 million of our mortgage servicing portfolio in the first quarter of 2015.  The company expects to generate $8 million in cash from the servicing sale and as a result the mortgage servicing portfolio will decline to $1.3 billion as of the end of February 2015.  The company intends to continually to selectively sell servicing to maintain adequate liquidity and capital and will continue to grow and expand its lending and warehouse businesses.

Our re-warehousing business has continued to grow over the last several quarters.  We currently have outstanding commitments of approximately $90 million with an additional $30 million in re-warehousing request of which $10 million is currently approved.  As we acquire more re-warehousing capacity to offer lines to more customers, we expect this business to continue to grow significantly.  At the end of 2014 taxable year, we had a net operating loss carry forward of approximately $495 million for federal income tax purposes and approximately $428 million for state income tax purposes.

As was mentioned in our earnings release, during the first quarter, based on expectations and current and future profitability, we expect to re-evaluate our ability to recognize the tax benefits from our substantial NOL carry forwards.  With increased origination volume, we anticipate the first quarter 2015 pre-tax profitability to improve significantly over the fourth quarter of 2014.

Additionally, with the possibility of recognizing some the aforementioned tax benefits from our net loss carry forwards, our first quarter earnings will not only benefit from solid earnings but will get a further benefit from possible recognition during the quarter of our deferred tax asset.  To further clarify, we will not only continue to benefit from the NOL carry forwards, but in addition we expect to recognize a deferred tax asset representing future tax benefits improving the overall book value.

With increased origination volumes and wider overall net margins, as a result of our mix of businesses being predominantly retail, we expect to generate solid earnings in the first quarter.  As I mentioned in our earnings release last week, we expect these earnings will more than make up for the entire loss of 2014.

Going forward, based on our $650 million locked pipeline as of yesterday, the second quarter 2015 is anticipated to also look very positive.  Longer term, for 2015, there remains some uncertainty regarding interest rates.  However, we believe by capturing more market share in our business division and moving CashCall Mortgage into additional states and with a greater mix of mortgage products, we feel positive at our overall 2015 outlook.

That concludes my prepared remarks.  And now, I’d like to open it up to our call for any questions that you have.

QUESTION AND ANSWER SECTION

Operator: Thank you very much.  [Operator Instructions] And our first question comes from the line of Jim Fowler.  Please go ahead, sir.

Jim J. Fowler	Q

Harvest Capital Strategies LLC

Hey, Joe.  Congratulations to you and the team.  Fantastic business transformation here.  I wanted to ask you a couple questions on just the volumes in the fourth quarter and the first quarter.  And I think the one question I wanted to ask is just on the CashCall volume of $1.4 billion in the first quarter.  I’m presuming a fair amount of that is refi relative to the fourth quarter rates, but any - can you tell me sort of the refi versus purchase volume there?

Joseph R. Tomkinson	A

Chairman & Chief Executive Officer

Well, the refi has always been a predominant of CashCall’s.  And the founder of CashCall also was the founder of DiTech, which was highly successful company.  I know people always are concerned about the refi market.  However, I believe, on a go-forward basis, and this is one of the things that we’re going to concentrate on, is that we can capture more of the purchase money market through the products that we are offering like the AltQM.

AltQM has even take off early yet, but it is a product that really serves an underserved market.  And just as an example, our product - maybe a realtor or broker is showing a piece of property^ to a couple individuals and they’re both qualified.  But now, with the products, the AltQM products, now he has the ability to maybe show it to five or six people that are qualified because of some of the underwriting standards within the AltQM.  So I think that will be very, very attractive to a lot of people.

Also, the other thing is CashCall has such a name recognition in its own markets that we see a lot of individuals even though that its purchase - even though that they’re looking maybe with another originator, they still call CashCall for the purchase money.  Bill’s been pretty active in this.  Do you have any comments you want to make?

William S. Ashmore	A

President

Hey, Jim.  How are you doing?

Jim J. Fowler	Q

Harvest Capital Strategies LLC

Hey.  Good, Bill.  Thanks.

William S. Ashmore	A

President

Yes.  Predominantly it was refinances.  I mean, high FICO averaging over 740 to 750, low LTVs under 70% LTV, very high quality borrowers.  But you’re right, predominantly today it is refinances.  However, expanding to another 30 states, adding FHA, VA in the AltQM, we’ll be able to capture not only more refi business, but also, as Joe said, starting going after from a purchase money standpoint.  So we think that the strategy for us going forward is in fact depending upon what rates do is to continue to try and bring in those high quality refinances, but also segue over to these other products that they have not been originating at all in additional states.

Joseph R. Tomkinson	A

Chairman & Chief Executive Officer

Yeah.  I’m going to add - hey, Jim.  This is Joe.  Again, I’m going to add something else for everybody’s, put this little bit in a perspective.  Everyone is always concerned about refis.  All the volumes today that people are reporting from a quicken on down is predominantly refi.  But here’s something that people should consider.

My generation, those generation, probably your generation, Jim, everyone is used to using a mortgage originator.  When they go and they buy a house, the real estate broker has predominately directed the business.  And so they directed to their local mortgage broker, their local bank.

And then when I watch my own son, who is in his mid-20s, and I have discussions with him about this, he says, why would you go to real estate broker he says or a mortgage broker, I can just go online and do the same thing in 10 minutes or 15 minutes.

And, of course, he tells me, he says, well, why don’t you just do it online? And I said, well, because I get confuse, I don’t like using computers.  But the reality is, more and more people are getting to start shifting and that’s what we’re preparing for is more Internet access.

Jim J. Fowler	Q

Harvest Capital Strategies LLC

Yeah.  I think it’s a great strategy.  I wonder if you could - I mean, I know, Joe, you’ve been very early, and Bill, you’ve been very early in the non-QM and the AltQM putting products together and talking about that, and it’s fantastic to hear that you’re already at a $50 million pipeline.  I’m wondering if you might provide a little context around where you think the non-QM is today relative to where you think it might go, gosh, pick a period of time, one year, two years.

It seems to me that there’s a lot of people out there even that still have very little access to mortgage credit, where the non-QM is going to take us a top slice of those folks and then maybe down the road another slice, et cetera, et cetera, but you’re much closer to it, and I think your CashCall acquisition is a perfect way to get into that channel and your legacy of being able to underwrite that type of product will certainly be beneficial.

But how do you view that segment sort of like coming back to the life, both near-term and longer term, and maybe sort of if you could lead into that answer if you have thoughts on what we might expect or what your expectations are in 2015 for volumes in that channel this year whether it’s aspirational or whether you think there’s a high - if you have a percentage probability of what you think you might get this year? Thanks.

Joseph R. Tomkinson	A

Chairman & Chief Executive Officer

All right.  I’ll start off and then I’m sure - I’ll give you my thoughts and I’m sure Bill will have some thoughts that he want to jump in on.  Number one, that market that we’re in, the AltQM, is certainly underserved, and I’m talking about loans that exceed the Fannie and Freddie loan limits will go up to $3 million.

We knew going into this that it would be a slow growth.  The reason for that is that the lenders are used to now originating to one box, and that box is the GSE boxes.  For years there has been no - there’s been no credit available for the individuals that fall out of that box.

The other thing is it has to do with compensation.  The loan officer under the new Dodd-Frank rules is prohibited from making any more money through originating different types of loans.  And so the unintended consequence is that the originator rather than originate something that’s a little bit more difficult to originate, he originates to what is easy to originate, because it takes a little bit more time and costs a little bit more money.

Now, having said all that, we did - the other thing is, there has been regulatory fear as to what the agencies may or may not do.  And we spent several hundred thousand dollars reviewing the regulatory process.  In fact, I went back and I met with the regulators and talked to them about it.

So you have a couple of things working against the AltQM right now is the fear of regulatory, which we’re slowly overcoming, you have loan officers that are going - I can make more money on a per loan basis doing the AltQM, but it takes me longer to do an AltQM as opposed to doing three or four qualified mortgages.

Now, we think that will slowly change over time.  But as the real estate broker discovers that there is available credit to them for the larger purchases, and as the lenders out there discover that, hey, there is a legitimate source that’s actually buying and funding these loans, then we see this volume growing exponentially once it sort of catches on.

Having said that, the fact that we now have our own retail origination, we can market it directly and we think we can grow it.  So Bill is seriously writing notes over here.  So I’m sure he has some things that he wants to add.  Bill?

William S. Ashmore	A

President

Well, [ph] let me (30:00) put a perspective is that Deutsche Bank about a month or month-and-a-half ago did come out [indiscernible] (30:04) they were trying to estimate what this non-QM market is.  And the original estimate was around $40 billion to $50 billion, but could be growing to as much as $150 billion to $200 billion, and put into context the total market’s $1.1 trillion, $1.2 trillion.  So it could be a pretty sizable amount of the overall origination market.

One of the headwinds, in addition to what Joe mentioned, which was from a regulatory standpoint and just kind of understanding the product is that today with the rates where they are, the low-hanging fruit is what’s attracting the Fannie Freddie refinance or the Fannie Mae, Freddie Mac and FHA loans are the kind of a low-hanging fruit that a lot of these loan officers are levitating to.

However, we have seen a significant uptick in the amount of requests that are being made for trainings and people that are signing up, and they are using it as a tool to hire additional loan officers or brokers and our correspondents are using it as a improvement ability because of an expanded product menu.

We should be clarified here that in addition to us offering this product in connection with our partners at Macquarie, we are also have incorporated into this our old iDASL automated underwriting engine that we want every loan that comes into us to be run through this Impac Direct Access System for Lending that for all of our programs we offer pre-qualification and we’ve expanded it for a full underwrite to our bank statement program, which we call the alt income and it is a tremendous tool to allow them to initially be able to send this loan through.

And it also will identify if the loan was available for any other loan products that might be available.  So it is a way to give comfort to these originators that they’ll be originating the best loan program, the right loan program for an individual.

So, as we can see here moving into the areas of self employee through a bank statement program or over the four nationals, which we’ve been meeting with a number of originators, four national loans, that’s a big area of growth for us.  In addition to our asset depletion program, we think that we got, in addition to some other programs, a pretty solid foundation for what we feel is going to be serving this so-called [indiscernible] (32:33) market as identified today by Deutsche Bank.

Jim J. Fowler	Q

Harvest Capital Strategies LLC

Fantastic.  Bill and Tom, thank you very much.  Joe and Bill, thank you very much.  I’ll jump back in the queue.

Joseph R. Tomkinson	A

Chairman & Chief Executive Officer

All right.  Thanks, Jim.

Operator: And our next question comes from the line of Daniel Baldini with Oberon Asset Management.  Go ahead.

Daniel H. Baldini	Q

Oberon Asset Management LLC

Hi.  Good morning.  Thanks for taking my call.  I have a couple of more mundane questions.  On your cash flow statement, there’s a item called net cash used in operating activities of discontinued operations.  And the amount in 2014 was $7.6 million and in 2013 it was $8.2 million.  And I’m just curious, why are these cash outflows so large and how long will this go on for?

Todd R. Taylor	A

Executive Vice President & Chief Financial Officer

This is Todd Taylor.  I can take that.  The discontinued operations is slowly running off, but there are still some expenses that we’re incurring that have to do with some legacy stuff around settlements and litigation that we think we’ve gotten most of that behind us.  So as in the future we’re expecting to see that declined, but a lot of that’s associated with the settlements of legacy items that we’ve resolved.

Daniel H. Baldini	Q

Oberon Asset Management LLC

So what - I mean, if the number was $7.6 million in 2014.  what would the cash out be this year and what range do you expect it might be?

Todd R. Taylor	A

Executive Vice President & Chief Financial Officer

Yeah.  I would think it’d probably be about half of that at most.  Yeah.

Daniel H. Baldini	Q

Oberon Asset Management LLC

Okay.  All right.  That’s good news.  I now have another question.  On the balance sheet, there’s an item and I can’t find in the notes to the financial statements.  Any further explanation of what it is? And its other liabilities.  And the reason I’m interested is, it’s $24 million, which is basically the size of your stockholders’ equity.  And what is in other liabilities?

Todd R. Taylor	A

Executive Vice President & Chief Financial Officer

I’d have to probably get back to you on that exactly what’s in that number.  Of the top of my head accrued liabilities, accrued expenses is in that number.  That’s probably going to make up the most of the balance.  But as far as any detail, yeah, I probably have to get back to you on that.

Joseph R. Tomkinson	A

Chairman & Chief Executive Officer

Chairman & Chief Executive Officer Do you have any examples in the accrued

Todd R. Taylor	A

Executive Vice President & Chief Financial Officer

Executive Vice President & Chief Financial Officer Accrued expenses relative to...

Joseph R. Tomkinson	A

Chairman & Chief Executive Officer

Rent

Todd R. Taylor	A

Executive Vice President & Chief Financial Officer

A rent or ongoing operating expenses for payroll, for commissions et cetera.

Daniel H. Baldini	Q

Oberon Asset Management LLC

Okay.  Okay.  Well, great.  Well, thanks very much.

Operator: [Operator Instructions] The next question comes from the line of Michael Salzhauer.  Go ahead sir.

Michael C. Salzhauer	Q

Benjamin Partners, Inc.

Hi.  I will go the opposite direction and ask you more qualitative questions.  Why did CashCall decide to get marry to Impac?

Joseph R. Tomkinson	A

Chairman & Chief Executive Officer

Well, I’ll give you qualitative answer.

Michael C. Salzhauer	Q

Benjamin Partners, Inc.

Okay.  Don’t tell me you’re the prettiest girl in the room.

Joseph R. Tomkinson	A

Chairman & Chief Executive Officer

No. I was going to say, it’s none of your business.

Michael C. Salzhauer	Q

Benjamin Partners, Inc.

Okay.

Joseph R. Tomkinson	A

Chairman & Chief Executive Officer

We have a long operating history together, back and forth.  And I think it was - to be very honest with you, it was more relationship based and it had a lot to do with trust.  We both took a bet on one another.  CashCall brought a lot of things to the table that if we wanted to reproduce it, it would have cost us a lot of upfront cash, it would cost us a lot of time.  And then, there is no guarantee whereas the purchase of CashCall allowed us to enter the marketplace and reap the rewards right away.

The other, what we brought to the table was the licensing, we brought loan products, we brought a different level of management that maybe CashCall was missing.  So it was - and I mean it was just - it was a good opportunity for both and I think we trust the folks at CashCall, I’ve known them personally for 27 years, and they trusted us, and a lot of times in this business, you - with who you get in bed with, you got to trust them.

Michael C. Salzhauer	Q

Benjamin Partners, Inc.

Right.

Joseph R. Tomkinson	A

Chairman & Chief Executive Officer

I know it’s not the best qualitative answer, but it’s a truthful answer.

Michael C. Salzhauer	Q

Benjamin Partners, Inc.

No, that’s fine.  And is their management staying in this company?

Joseph R. Tomkinson	A

Chairman & Chief Executive Officer

Is what?

Michael C. Salzhauer	Q

Benjamin Partners, Inc.

Is their management staying involved with the new company?

Joseph R. Tomkinson	A

Chairman & Chief Executive Officer

The management of the CashCall is being done by the - how do I want to say? We have a service contract with the [ph] parent company (38:33)...

William S. Ashmore	A

President

Overseen by us.

Joseph R. Tomkinson	A

Chairman & Chief Executive Officer

...overseen by us.

Michael C. Salzhauer	Q

Benjamin Partners, Inc.

Okay.

Joseph R. Tomkinson	A

Chairman & Chief Executive Officer

So nothing is really changing to be - to put it mildly.

Michael C. Salzhauer	Q

Benjamin Partners, Inc.

And then, I’m sorry to ask this question, are they taking stock or cash?

Joseph R. Tomkinson	A

Chairman & Chief Executive Officer

No, there is a combination of cash, small cash payment, a small stock payment, and an earn-out.  So in other words, if they make money, they get a very good earn-out.  If they don’t make any money, they don’t get anything.  And so the purchase was based upon their book value at the time that we entered into the agreement plus a very small minimal premium to book.

So it was - everyone is looking at me with a strange look [indiscernible] (39:30).  All right.  So, now, and the earn- out, in the first year is the greatest amount, and then it declines year-after-year for a total of three years.  And then, there’s a non-compete from everybody for a total of four years.  Does that help you?

Michael C. Salzhauer	Q

Benjamin Partners, Inc.

Yeah.  Let’s see.  Your DTA, are you foreseeing that coming on in one chunk or does that come on in several pieces as you’re able to show your auditors earning?

Todd R. Taylor	A

Executive Vice President & Chief Financial Officer

Yeah.  It’s probably more likely in several pieces.  Given - it’s based on the more in likely approaches as far as realization of those net operating losses, which basically means, to the extent we feel confident that there is going to be future taxable income, we will be able to recognize it and future benefit in the form of a DTA, but we will probably record that in some pieces as we’re going to have to evaluate that each quarter.

Michael C. Salzhauer	Q

Benjamin Partners, Inc.

Okay.  And that’s roughly 50-50, California and U.S.?

Todd R. Taylor	A

Executive Vice President & Chief Financial Officer

Executive Vice President & Chief Financial Officer Yeah.  That’s about right.

Joseph R. Tomkinson	A

Chairman & Chief Executive Officer

Yeah.

Todd R. Taylor	A

Executive Vice President & Chief Financial Officer

Yeah.

Michael C. Salzhauer	Q

Benjamin Partners, Inc.

And then the last question is, in a business like Impac, why does it - I assume that - so that the DTA would increase the book value, why does - what benefits come to the company with an increased book value?

Todd R. Taylor	A

Executive Vice President & Chief Financial Officer

Yeah.  It helps us tremendously in being able to borrow more, it gives us the ability to leverage more.  Yeah, there’s all...

Michael C. Salzhauer	Q

Benjamin Partners, Inc.

I know about the stock price.  Stock price could also vary with earnings.

Todd R. Taylor	A

Executive Vice President & Chief Financial Officer

Sure.  But it’s also keyed off of book value, both earnings and book value.

Michael C. Salzhauer	Q

Benjamin Partners, Inc.

Okay.  Thanks, again.

Todd R. Taylor	A

Executive Vice President & Chief Financial Officer

All right.

Joseph R. Tomkinson	A

Chairman Chief Executive Officer

Thanks.

Operator: And we have another question from the line of Jim Fowler with Harvest Capital.  Go ahead, sir.

Jim J. Fowler	Q

Harvest Capital Strategies LLC

Hey, guys.  Thanks for taking the follow-up.  Two questions.  One, it seems that the non-QM, one of the headwinds there has been the ability to sell AAAs off of securitizations and maintained the DP since then and earned the returns on the DP sicne over time.

I guess, the first question is, how was that going? How was the development of the market for placing the senior pieces of securitizations into bond investors hands? And then secondly, have you given some thought to taking a look at becoming a member of the Federal Home Loan Bank similar to other mortgage REITs that have established the captive insurance entity.  I know Two Harbors, Invesco, New York Mortgage Trust and FirstOak’s have gotten lender numbers from the Federal Home Loan Bank.

I don’t think anybody can draw anything down yet, because they are in the slight - they are in a little bit of a moratorium here, but they are now permanent members.  I’m wondering if you’ve given some thought to that also.

Joseph R. Tomkinson	A

Chairman & Chief Executive Officer

Jim, I’m not going to really comment too much on the Federal Home Loan Bank, but we give a lot of thought on those things.  So maybe that helps you.  But as far as the securitizations, as you know, we were, gosh, where we were the number 10th largest issuer in the nation of this type of securities years ago.

Jim J. Fowler	Q

Harvest Capital Strategies LLC

Yeah.

Joseph R. Tomkinson	A

Chairman & Chief Executive Officer

So we’re real familiar with the process of the securitization.  We’re not really looking with our partner Macquarie.  They have the balance sheet and the ability to put it on their balance sheet.  We think at an appropriate time we’ll approach the rating agencies and we will be able to get some pretty favorable treatment for us and our partner under the way that our partnership is structured.  We’re not really concerned about what this securitization market is right now.

Jim J. Fowler	Q

Harvest Capital Strategies LLC

Great.  Okay.  Thanks.

Joseph R. Tomkinson	A

Chairman & Chief Executive Officer

Is that helpful?

Jim J. Fowler	Q

Harvest Capital Strategies LLC

Yeah, perfectly.  Thank you very much.

Joseph R. Tomkinson	A

Chairman & Chief Executive Officer

Okay.

Operator: [Operator Instructions] And gentlemen, we have no other questions over the phone at this time.

Joseph R. Tomkinson

Chairman & Chief Executive Officer

Okay.  Well, if there are no other questions, then on behalf of Impac and Bill and Todd and Ron, we appreciate you joining us for this call and we look forward to the next call.  Thank you.

Operator: Ladies and gentlemen, this concludes the conference for today.  We thank you for your participation.  Have a great day, everyone.

Disclaimer

The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data.  As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information.  You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information.  This information is not intended to be used as the primary basis of investment decisions.  It should not be construed as advice designed to meet the particular investment needs of any investor.  This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal.  Any information expressed herein on this date is subject to change without notice.  Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC.  FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED “AS IS,” AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet Call Street, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2015 CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC.  All other trademarks mentioned are trademarks of their respective companies.  All rights reserved.